FREIT Announces Second Quarter Fiscal 2020 Results

HACKENSACK, NJ, June 9, 2020 – First Real Estate Investment Trust of New Jersey (“FREIT” or the “Company”) reported its operating results for the fiscal quarter and six months ended April 30, 2020. The results of operations as presented in this earnings release are unaudited and are not necessarily indicative of future results.

FINANCIAL HIGHLIGHTS & OPERATING STATISTICS
	For the Fiscal Quarter Ended		For the Six Months Ended
	April 30,		April 30,
($ in thousands, except per share amounts)	2020	2019	2020	2019

GAAP Earnings Per Share - Basic	$3.89	$0.11	$3.57	$0.18
GAAP Earnings Per Share - Diluted	$3.88	$0.11	$3.56	$0.18
AFFO Per Share - Basic	$0.31	$0.32	$0.35	$0.74
AFFO Per Share - Diluted	$0.31	$0.32	$0.35	$0.74
Dividends Per Share	$0.00	$0.125	$0.00	$0.275

Total Average Residential Occupancy (a)	93.9%	95.5%	94.0%	95.3%
Total Average Commercial Occupancy (b)	80.5%	81.2%	81.0%	81.3%

(a) Occupancy metrics exclude the Pierre Towers property located in Hackensack, NJ from all periods presented as the property was deconsolidated and converted to a tenants-in-common form of ownership ("TIC") effective February 28, 2020.
(b) Occupancy metrics exclude the Patchogue, New York property from the fiscal quarter and six months ended April 30, 2019 as the property was sold in February 2019.

Deconsolidation of Subsidiary

On February 28, 2020, FREIT reorganized its subsidiary S and A Commercial Associates Limited Partnership (“S&A”) from a joint venture partnership into a tenancy-in-common form of ownership (“TIC”). Prior to this reorganization, FREIT owned a 65% membership interest in S&A, which owned 100% of the Pierre Towers property located in Hackensack, NJ through its 100% interest in Pierre Towers, LLC. Pursuant to the TIC agreement, FREIT ultimately acquired a 65% undivided interest in the Pierre Towers property which was formerly owned by S&A. While FREIT’s effective ownership percentage interest in the Pierre Towers property remains unchanged after the reorganization to a TIC, FREIT no longer has a controlling interest as the TIC is now under joint control resulting in the deconsolidation of the subsidiary from FREIT’s operating results as of February 28, 2020. A gain in the amount of approximately $27.7 million was recognized in the accompanying condensed consolidated statements of income for the three and six months ended April 30, 2020. This gain was measured at the date of deconsolidation as the difference between the fair value of the investment in the TIC at the date the entity was deconsolidated and the carrying amount of the former joint venture’s assets and liabilities. As of April 30, 2020, FREIT’s investment in TIC was approximately $20.7 million with a loss on investment of approximately $18,000 recognized in the accompanying condensed consolidated statements of income for the three and six months ended April 30, 2020.

Results for the Quarter

Real estate revenue decreased 7.4% to $13.7 million for the fiscal quarter ended April 30, 2020 as compared to $14.8 million for the prior year’s comparable period. The decline in revenue was primarily attributable to the deconsolidation of the operating results of the Pierre Towers property from FREIT’s operating results due to the conversion to a TIC as of February 28, 2020 resulting in a decline in revenue of approximately $1.2 million.

Net income attributable to common equity (“net income”) was $27.2 million or $3.89 per share basic and $3.88 per share diluted for the fiscal quarter ended April 30, 2020 as compared to $0.8 million or $0.11 per share basic and diluted for the prior year’s comparable period. The increase in net income was primarily driven by a gain on deconsolidation of the Pierre Towers subsidiary of approximately $27.7 million; a decrease in interest expense attributed to the decline in interest rates on variable mortgage loans of approximately $0.6 million (with a consolidated impact of approximately $0.4 million excluding the impact of the deconsolidation of the Pierre Towers property from FREIT’s operating results of $0.2 million); offset by a gain on sale of the property located in Patchogue, New York in the prior year’s comparable period of approximately $0.8 million; an increase in Special Committee expenses for advisory and legal fees incurred of approximately $0.6 million; and an increase in expense for the reserve of uncollectible rents of approximately $0.6 million (with a consolidated impact of approximately $0.4 million) primarily resulting from the COVID-19 impact on certain commercial non-essential tenants due to mandated shutdowns. (Refer to “Table of Revenue & Net Income Components”)

Results for the Six Months

Real estate revenue decreased 1.5% to $29.3 million for the six months ended April 30, 2020 as compared to $29.7 million for the prior year’s comparable period. The decline in revenue was primarily attributable to the deconsolidation of the operating results of the Pierre Towers property from FREIT’s operating results due to the conversion to a TIC as of February 28, 2020 resulting in a decline in revenue of approximately $1.2 million offset by an increase in revenue of approximately $0.8 million driven by an increase in base rents across most residential properties and an increase in the average annual occupancy rate for the commercial space (office and retail) at the Rotunda property from an average occupancy rate of 81.7% in the prior year’s comparable period to 84.3% in the current year.

Net income was $25 million or $3.57 per share basic and $3.56 per share diluted for the fiscal quarter ended April 30, 2020 as compared to net income of $1.2 million or $0.18 per share basic and diluted for the prior year’s comparable period. The increase in net income was primarily driven by a gain on deconsolidation of the Pierre Towers subsidiary of approximately $27.7 million; a decrease in interest expense attributed to the decline in interest rates on variable mortgage loans of approximately $1 million (with a consolidated impact of approximately $0.7 million after the impact of the deconsolidation of the operating results of the Pierre Towers property from FREIT’s operating results of $0.2 million); an increase in revenue excluding the impact of the deconsolidation of the operating results of the Pierre Towers property from FREIT’s operating results of approximately $0.8 million; offset by a gain on sale of the property located in Patchogue, New York in the prior year’s comparable period of approximately $0.8 million; an increase in Special Committee expenses for advisory and legal fees incurred of approximately $3.9 million; an increase in expense for the reserve of uncollectible rents of approximately $0.6 million (with a consolidated impact of approximately $0.4 million) primarily resulting from the COVID-19 impact on certain commercial non-essential tenants due to mandated shutdowns. (Refer to “Table of Revenue & Net Income Components”)

Table of Revenue & Net Income Components

	For the Fiscal Quarter Ended April 30,			For the Six Months Ended April 30,
	2020	2019	Change	2020	2019	Change
	(In Thousands Except Per Share Amounts)			(In Thousands Except Per Share Amounts)
Revenue:
Commercial properties	$6,592	$6,578	$14	$13,669	$13,277	$392
Residential properties	7,096	8,208	(1,112)	15,612	16,437	(825)
Total real estate revenues	13,688	14,786	(1,098)	29,281	29,714	(433)

Operating expenses:
Real estate operations	5,879	6,221	(342)	12,244	12,547	(303)
General and administrative	1,056	783	273	1,828	1,391	437
Special committee expenses	1,137	586	551	4,519	586	3,933
Depreciation	2,530	2,783	(253)	5,462	5,607	(145)
Total operating expenses	10,602	10,373	229	24,053	20,131	3,922

Operating income	3,086	4,413	(1,327)	5,228	9,583	(4,355)

Financing costs	(3,676)	(4,527)	851	(7,911)	(9,179)	1,268

Investment income	64	113	(49)	136	184	(48)

Unrealized loss on interest rate cap contract	—	(5)	5	—	(159)	159

Gain on sale of property	—	836	(836)	—	836	(836)

Gain on deconsolidation of subsidiary	27,680	—	27,680	27,680	—	27,680

Loss on investment in tenancy-in-common	(18)	—	(18)	(18)	—	(18)
Net income	27,136	830	26,306	25,115	1,265	23,850

Net loss (income) attributable to noncontrolling interests in subsidiaries	84	(44)	128	(157)	(20)	(137)
Net income attributable to common equity	$27,220	$786	$26,434	$24,958	$1,245	$23,713

Earnings per share:
Basic	$3.89	$0.11	$3.78	$3.57	$0.18	$3.39
Diluted	$3.88	$0.11	$3.77	$3.56	$0.18	$3.38

Weighted average shares outstanding:
Basic	6,989	6,932		6,984	6,923
Diluted	7,026	6,932		7,003	6,923

COVID-19 Pandemic Impact

Despite the COVID-19 pandemic and preventive measures taken to mitigate the spread, our residential properties continue to generate cash flow. These properties are well occupied and the tenants, for the most part, continue to pay their rent. At our commercial properties, with the exception of grocery stores and other "essential" businesses, many of our retail tenants are adversely affected by the mandated shutdowns. For the six and three months ended April 30, 2020, FREIT incurred an increase in expense for the reserve of uncollectible rent of approximately $0.6 million (with a consolidated impact of approximately $0.4 million). FREIT currently remains in active discussions and negotiations with these impacted retail tenants. As a result of the negative impact of the COVID-19 pandemic at our commercial properties, we have requested debt payment relief from certain of our lenders, and have been granted debt service relief in the form of deferral of principal and/or interest payments for up to six months to provide debt service relief during the COVID-19 pandemic, with the deferred payments of approximately $260,000 as of April 30, 2020 being due at maturity of the loan. Overall, we have experienced positive cash flow from operations through the end of the fiscal quarter ended April 30, 2020, but this could change based on the duration of the pandemic, which is uncertain. We believe that our cash balance as of April 30, 2020 of approximately $31.8 million coupled with a $13 million available line of credit will provide us with sufficient liquidity during this time. Additionally, in an effort to further preserve cash flow, effective May 1, 2020, our Board of Trustees reduced all fees, salaries and retainers payable to our executive officers and members of the Board of Trustees by up to 30% through the end of Fiscal 2020.

The extent of the effects of COVID-19 on our business, results of operations, cash flows, value of our real estate assets and growth prospects is highly uncertain and will ultimately depend on future developments, none of which can be predicted with any certainty. However, we believe the actions we are taking will help minimize interruptions to our operations and will put us in the best position to participate in the economic recovery as and when such recovery occurs. FREIT will continue to actively monitor the effects of the pandemic, including governmental directives in the jurisdictions in which we operate and the recommendations of public health authorities, and will, as needed, take further measures to adapt our business in the best interests of our shareholders and personnel.

Dividend

The Board of Trustees did not declare a dividend for the second quarter of Fiscal 2020. The Board will continue to evaluate the dividend on a quarterly basis.

Adjusted Funds From Operations

Funds From Operations (“FFO”) is a non-GAAP measure defined by the National Association of Real Estate Investment Trusts (“NAREIT”). FREIT does not include sources or distributions from equity/debt sources in its computation of FFO. Although many consider FFO as the standard measurement of a REIT’s performance, FREIT modified the NAREIT computation of FFO to include other adjustments to GAAP net income, which are not considered by management to be the primary drivers of its decision making process. These adjustments to GAAP net income are straight-line rents and recurring capital improvements on FREIT’s residential apartments.

The modified FFO computation is referred to as Adjusted Funds From Operations (“AFFO”). FREIT believes that AFFO is a superior measure of its operating performance. FREIT computes FFO and AFFO as follows:

	For the Fiscal Quarter Ended April 30,		For the Six Months Ended April 30,
	2020	2019	2020	2019
	(In Thousands of Dollars, Except Per Share Amounts)		(In Thousands of Dollars, Except Per Share Amounts)
Funds From Operations ("FFO") (a)

Net income	$27,136	$830	$25,115	$1,265
Depreciation of consolidated properties	2,530	2,783	5,462	5,607
Amortization of deferred leasing costs	125	133	238	260
Distributions to minority interests	—	(392)	(583)	(686)
Adjustment to loss in investment in tenancy-in-common for depreciation	233	—	233	—
Gain on sale of property	—	(836)	—	(836)
Gain on deconsolidation of subsidiary	(27,680)	—	(27,680)	—
FFO	$2,344	$2,518	$2,785	$5,610

Per Share - Basic	$0.34	$0.36	$0.40	$0.81
Per Share - Diluted	$0.34	$0.36	$0.40	$0.81

(a) As prescribed by NAREIT.

Adjusted Funds From Operations ("AFFO")

FFO	$2,344	$2,518	$2,785	$5,610
Deferred rents (Straight lining)	(58)	(120)	(121)	(187)
Capital Improvements - Apartments	(130)	(161)	(226)	(285)
AFFO	$2,156	$2,237	$2,438	$5,138

Per Share - Basic	$0.31	$0.32	$0.35	$0.74
Per Share - Diluted	$0.31	$0.32	$0.35	$0.74

Weighted Average Shares Outstanding:
Basic	6,989	6,932	6,984	6,923
Diluted	7,026	6,932	7,003	6,923

FFO and AFFO do not represent cash generated from operating activities in accordance with accounting principles generally accepted in the United States of America, and therefore should not be considered a substitute for net income as a measure of results of operations or for cash flow from operations as a measure of liquidity. Additionally, the application and calculation of FFO and AFFO by certain other REITs may vary materially from that of FREIT, and therefore FREIT’s FFO and AFFO may not be directly comparable to those of other REITs.

The statements in this report, which relate to future earnings or performance, are forward-looking. Actual results may differ materially and be adversely affected by such factors as longer than anticipated lease-up periods or the inability of tenants to pay increased rents, and the negative impact of the COVID-19 pandemic. Additional information about these factors is contained in the Trust’s filings with the SEC including the Trust’s most recent filed reports on Form 10-K and Form 10-Q.

First Real Estate Investment Trust of New Jersey is a publicly traded (over-the-counter – symbol FREVS.) REIT organized in 1961. Its portfolio of residential and commercial properties are located in New Jersey, New York and Maryland, with the largest concentration in northern New Jersey.

For additional information, contact Shareholder Relations at (201) 488-6400

Visit us on the web: www.freitnj.com

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